UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

THE GABELLI DIVIDEND & INCOME TRUST

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(4) and 0-11.

On May 21, 2026, The Gabelli Dividend & Income Trust (the “Fund”) mailed a letter to its shareholders in connection with the Fund’s 2026 annual meeting of shareholders. A copy of the letter is set forth below:

THE GABELLI DIVIDEND & INCOME TRUST

NYSE: GDV

THIS IS A CONTESTED ELECTION

IF YOU DO NOT VOTE, YOU ARE NOT STOPPING SABA

Dear GDV Shareholder,

We are writing to request your support at GDV’s 2026 Annual Meeting of Shareholders, which has been adjourned until Monday, June 29, 2026. Our records show your vote has not yet been received.

An activist, Saba Capital Management, is seeking to place its own nominee on YOUR Board — and your vote is the only thing that can stop it.

⚠ IMPORTANT: Because this is a contested election, if you do not vote, your shares do NOT automatically vote with the Board’s recommendation. Doing nothing is the same as giving Saba a free pass. The ONLY way to support your Board and your Fund is to actively cast your vote on the WHITE proxy card.

As you make your decision, you should know that GDV is up over 29% in the twelve months ended May 5, 2026 and has averaged 8.8% annually since its inception in 2003.

Market Total Return
35.00%
30.00%
25.00%
20.00%
15.00%
10.00%
5.00%
0.00%
-5.00%
5-May-25
5-Jun-25
5-Jul-25
5-Aug-25
5-Sep-25
5-Oct-25
5-Nov-25
5-Dec-25
5-Jan-26
5-Feb-26
5-Mar-26
5-Apr-26
5-May-26

GDV06

Cash distributions

●	Distribution rate is currently $1.80 annually – a 6.2% current return at the share price of $29.041.

●	GDV has paid cumulative cash distributions of $28.40 per share since inception.

●	Annual rate has increased 36% since the end of 2023.

GDV shareholders own a successful, established, income-oriented fund managed by a foundational bottom-up, research driven investment organization with five decades of experience. The activist campaign should not distract from the central question for shareholders: whether GDV’s current strategy, team, and Board are delivering value. That answer is a resounding YES.

WHAT TO DO RIGHT NOW:

VOTE the WHITE proxy card for YOUR Board’s nominees — by phone, internet, or mail.

❌  DISCARD any GOLD proxy card sent by Saba. Voting Saba’s card, even to vote “abstain,” will cancel your previously submitted WHITE proxy card vote.

VOTE TODAY. Every share counts. Every vote matters. Do not let Saba win by default.

If you have questions or need help voting, please contact our proxy solicitor at the number listed on your WHITE proxy card.

We are available to address any questions on how to vote your shares.

Please call our proxy solicitation firm, EQ Fund Solutions, at 1 (888) 886-4425.

Thank you for your continued trust and investment in GDV.

Sincerely,

John C. Ball

President & Treasurer

The Gabelli Dividend & Income Trust

[1]	Closing price on the NYSE May 5, 2026.

GDV06

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